EXHIBIT 99.1
Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Fourth Quarter and Full Year 2006 Operating Results and Provides 2007 FFO and Earnings Guidance

NORTH MIAMI BEACH, FL; February 20, 2007 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers announced today its financial results for the three and twelve month periods ended December 31, 2006.

Financial Highlights

Funds From Operations (FFO) for the fourth quarter of 2006 was $20.0 million, or $0.27 per diluted share, compared to $28.9 million and $0.38 per diluted share for 2005. The fourth quarter of 2006 included severance payments, write-offs of abandoned transactions, and management transition costs of approximately $6.4 million, or $0.09 per diluted share.

For the year ended December 31, 2006, FFO was $110.3 million, or $1.48 per diluted share, compared to $124.8 million and $1.67 per diluted share for 2005. The full year 2006 included severance payments, write-offs of abandoned transactions, and management transition costs of approximately $8.4 million, or $0.11 per diluted share.

Net income for the fourth quarter of 2006 was $29.1 million, or $0.40 per diluted share, compared to $17.8 million and $0.24 per diluted share for 2005. Net income for the year ended December 31, 2006 was $177.0 million or $2.38 per diluted share, compared to $92.7 million and $1.24 per diluted share for 2005.

Operating Highlights

For the three months ended December 31, 2006, Equity One generated same-property net operating income (NOI) growth of 2.9%. For the year ended December 31, 2006, Equity One generated same-property NOI growth of 3.0%. At December 31, 2006, the company’s core operating portfolio was 95.0% occupied.

During the fourth quarter, the company executed 84 new leases totaling 204,567 square feet at an average rental rate of $14.10 per square foot and representing a 14.7% increase over prior rents on a same-space cash basis. Also during the fourth quarter, the company renewed 133 leases for 359,563 square feet for an average rental rate increase of 8.7% to $14.73 per square foot on a cash basis.

Investment and Financing Activities

During the fourth quarter, Equity One acquired five shopping centers and two parcels of land for $72.6 million. The company sold its 20% interest in a joint venture that owned a portfolio of 29 shopping centers in Texas for net proceeds of approximately $18.5 million. The company recognized a gain of $20.4 million on the sale.

In October, the company repurchased 180,900 shares of its common stock for $4.4 million, or an average price of $24.13 per share. In December, the company also sold its investment in Winn-Dixie bonds and recognized a gain of $598,000.

Subsequent to year end, the company has acquired one shopping center in Miami, FL and one outparcel adjacent to an owned center in Orlando, FL for an aggregate purchase price of $50.6 million. Also subsequent to year end, the company sold an office building in Lafayette, LA for a gross sale price of $350,000 and recognized a gain of $275,000.

During 2006, the company completed and leased $45.4 million of development projects with an incremental NOI yield on cost of approximately 9.2%. At December 31, 2006, the company had approximately $73 million of development and approximately $45 million of redevelopment projects underway. The estimated cost to complete these projects was approximately $59 million.

Balance Sheet Highlights

At December 31, 2006, our total market capitalization equaled $3.0 billion, comprising 73.6 million shares of common stock (on a diluted basis) valued at $2.0 billion, and $1.0 billion of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 35.0% and our ratio of net debt to gross real estate and securities investments was 50.2%. On a trailing four quarter basis, the company’s interest coverage ratio was 3.0 times.

FFO and Earnings Guidance

The company is providing 2007 FFO and earnings guidance excluding gains on land sales. Although land sales are expected to be a recurring part of its development business, management does not believe it is prudent to offer predictions of the timing and amounts of such transactions.

FFO per diluted share is expected to be $1.33 to $1.40 for the year ending December 31, 2007, and net income per diluted share is expected to be $0.71 to $0.78. The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share.

	Low	High
Estimated net income per diluted share	$0.71	$0.78
Adjustments:
Rental property depreciation and amortization	0.62	0.62
Minority interest	0.00	0.00
Estimated Funds From Operations (FFO) per diluted share	$1.33	$1.40

The company’s 2007 guidance estimates are based upon its internal budgeting process and management’s view of market conditions in the retail real estate business. Assumptions underlying the company’s 2007 guidance include:

•	Same-property NOI growth of 3-4%.
•	No net acquisition activity. The company anticipates disposing of $150 million in property during 2007 and re-investing the proceeds in acquisitions, developments, and redevelopments.
•	The receipt of an annual dividend on the company’s investment in DIM Vastgoed, N.V.
•	A stable retail and interest rate environment for the remainder of the year.
•	General and administrative expenses of approximately $20-22 million.

While Equity One is discontinuing providing FFO and earnings guidance on a quarter-by-quarter basis, it expects FFO to be higher in the first quarter of 2007 than in the subsequent three quarters of 2007 due to an expected first quarter accrual of approximately $5.9 million for an anticipated annual dividend on the company’s investment in shares of DIM Vastgoed, N.V. and due to the recognition of a disproportionate amount of percentage rent revenue in the first quarter.

Commenting on 2006 and the outlook for 2007, CEO Jeff Olson said: “Equity One has been through many changes over a short period of time. We have assembled a great team. We can now put the transition behind us and execute our long-term plan of creating value for our shareholders.”

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, February 21, 2007, at 8:30 a.m. EST to review the 2006 fourth quarter and year-end earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing 866-800-8651 (U.S./Canada) or 617-614-2704 (international) using pass code 24993407. The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 64759941 through February 28, 2007.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2006, the Company owns or has interests in 179 properties, consisting of 166 shopping centers comprising approximately 17.9 million square feet, six development parcels and seven non-retail properties.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 and 2005
(In thousands, except per share amounts)

	2006	2005
ASSETS

PROPERTIES:
Income producing	$1,896,843	$1,661,243
Less: accumulated depreciation	(144,825)	(111,031)
Income producing property, net	1,752,018	1,550,212
Construction in progress and land held for development	113,340	64,202
Property held for sale	20,353	282,091
Properties, net	1,885,711	1,896,505
CASH AND CASH EQUIVALENTS	-	102
CASH HELD IN ESCROW	1,547	-
ACCOUNTS AND OTHER RECEIVABLES, NET	18,967	17,600
SECURITIES	75,102	67,588
GOODWILL	13,092	12,013
OTHER ASSETS	57,430	58,225
TOTAL	$2,051,849	$2,052,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
NOTES PAYABLE
Mortgage notes payable	$391,647	$392,480
Mortgage notes payable related to property held for sale	-	54,445
Unsecured revolving credit facilities	76,500	93,165
Unsecured senior notes payable	591,187	465,404
	1,059,334	1,005,494
Unamortized premium/discount on notes payable	10,322	15,830
Total notes payable	1,069,656	1,021,324
OTHER LIABILITIES
Accounts payable and accrued expenses	36,565	40,161
Tenant security deposits	9,622	9,561
Other liabilities	9,339	6,833
Total liabilities	1,125,182	1,077,879
MINORITY INTEREST	989	1,425
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value - 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value - 100,000 shares authorized, 72,756 and 75,409 shares issued and outstanding for 2006 and 2005, respectively	728	754
Additional paid-in capital	895,247	955,378
Retained earnings	37,201	22,950
Accumulated other comprehensive (loss) income	(7,498)	3,404
Unamortized restricted stock compensation	-	(9,692)
Notes receivable from issuance of common stock	-	(65)
Total stockholders’ equity	925,678	972,729
TOTAL	$2,051,849	$2,052,033

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31, 2006	Dec 31, 2005	Dec 31, 2006	Dec 31, 2005
REVENUE:
Minimum rents	$47,245	$40,453	$176,474	$159,017
Expense recoveries	14,063	12,854	51,076	44,251
Termination fees	541	913	1,741	4,776
Percentage rent	297	175	2,063	1,717
Management and leasing services	726	173	2,067	498
Total revenue	62,872	54,568	233,421	210,259
COSTS AND EXPENSES:
Property operating	18,012	16,049	65,102	55,703
Services	49	-	1,861	229
Lease termination	688	91	1002	-
Rental property depreciation and amortization	10,634	9,000	42,012	34,994
General and administrative	11,023	4,339	26,895	17,281
Total costs and expenses	40,406	29,479	136,872	108,207
INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST, GAIN ON SALE OF REAL ESTATE AND DISCONTINUED OPERATIONS	22,466	25,089	96,549	102,052
OTHER INCOME AND (EXPENSES):
Interest expense	(14,312)	(12,022)	(54,458)	(47,795)
Amortization of deferred financing fees	(389)	(376)	(1,490)	(1,454)
Investment income	892	424	7,487	7,941
Gain on the sale of real estate	900	-	6,937	-
Equity in income of unconsolidated joint ventures	-	-	1,650	-
Gain on extinguishment of debt	-	-	165	-
Other income	-	-	389	-
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	9,557	13,115	57,229	60,744
MINORITY INTEREST	(28)	(44)	(206)	(188)
INCOME FROM CONTINUING OPERATIONS	9,529	13,071	57,023	60,556
DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	(250)	4,696	4,764	20,725
Gain on disposal of income-producing properties	19,844	-	115,168	11,460
Income from discontinued operations	19,594	4,696	119,932	32,185
NET INCOME	$29,123	$17,767	$176,955	$92,741

BASIC EARNINGS PER SHARE
Income from continuing operations	$0.13	$0.18	$0.77	$0.82
Income from discontinued operations	0.27	0.06	1.63	0.44
Total basic earnings per share	$0.40	$0.24	$2.40	$1.26
Number of shares used in computing basic earnings per share earnings per share	72,579	74,574	73,598	73,840

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.13	$0.18	$0.77	$0.81
Income from discontinued operations	0.27	0.06	1.61	0.43
Total diluted earnings per share	$0.40	$0.24	$2.38	$1.24
Number of shares used in computing diluted earnings per share	73,471	75,501	74,324	74,790

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Net income	$29,123	$17,767	$176,955	$92,741
Adjustments
Rental property depreciation and amortization	10,630	11,137	44,791	43,445
Gain on sale of depreciable real estate	(19,844)	-	(112,995)	(11,460)
Pro rata share of real estate depreciation from unconsolidated joint venture	110	-	1,354	-
Minority interest	28	28	206	110
Funds from operations	$20,047	$28,932	$110,311	$124,836

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Earnings per diluted share *	$0.40	$0.24	$2.38	$$1.24
Adjustments
Rental property depreciation and amortization	0.14	0.14	0.60	0.58
Gain on sale of depreciable real estate	(0.27)	-	(1.52)	(0.15)
Pro rata share of real estate depreciation from unconsolidated joint venture	-	-	0.02	-
Funds from operations	$0.27	$0.38	$1.48	$1.67

*	Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.